Exhibit 99.1

Armstrong World Industries Reports Record

Second-Quarter 2025 Sales and Earnings

•
Quarterly net sales increased 16% to $425 million with a 7% increase in Mineral Fiber net sales and a 37% increase in Architectural Specialties net sales
•
Operating income increased 30% and diluted net earnings per share increased 34%
•
Adjusted EBITDA up 23% and adjusted diluted net earnings per share up 29%
•
Operating income margin expanded 300 basis points and adjusted EBITDA margin expanded 200 basis points
•
Raising full-year 2025 guidance

(All comparisons are versus the prior-year period unless otherwise stated)

LANCASTER, Pa., July 29, 2025 -- Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, today reported second-quarter 2025 financial results highlighted by strong net sales and earnings growth with operating and adjusted EBITDA margin expansion in both the Mineral Fiber and Architectural Specialties segments compared to the prior year.

“With strong performance across our enterprise, we delivered robust top and bottom-line growth with margin expansion in both our Mineral Fiber and Architectural Specialties segments,” said AWI President and CEO, Vic Grizzle. “These record-setting results continue to demonstrate the resilience of our business model and strong execution on our growth initiatives including our acquisitions, innovation and digital tools. While macro-economic uncertainty persists, we are confident in our ability to navigate these challenges and continue generating profitable growth through strong commercial and operational execution.”

Second-Quarter Consolidated Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended June 30,
	2025	2024	Change
Net sales	$424.6	$365.1	16.3%
Operating income	$123.2	$95.0	29.7%
Operating income margin (Operating income as a % of net sales)	29.0%	26.0%	300bps
Net earnings	$87.8	$65.9	33.2%
Diluted net earnings per share	$2.01	$1.50	34.0%

Additional Non-GAAP* Measures
Adjusted EBITDA	$154	$125	23.2%
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	36.3%	34.3%	200bps
Adjusted net earnings	$91	$71	28.0%
Adjusted diluted net earnings per share	$2.09	$1.62	29.0%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States ("GAAP") measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are based on unrounded figures.

Consolidated net sales for the second quarter of 2025 increased 16.3% over the prior-year period due to higher volumes of $46 million and favorable Average Unit Value (dollars per unit sold, or "AUV") of $14 million. Architectural Specialties net sales increased $43 million and Mineral Fiber net sales increased $17 million from the prior-year period. Architectural Specialties segment net sales improved primarily due to a $28 million contribution from the 2024 acquisitions of 3form, LLC ("3form") and A. Zahner Company ("Zahner") and increased organic net sales driven by strengthening broad-based penetration throughout our specialty product categories. The increase in Mineral Fiber net sales was primarily driven by favorable AUV and modestly improved sales volumes.

Consolidated operating income increased 29.7% in the second quarter of 2025 primarily due to a $25 million benefit from sales volume growth, an $8 million margin benefit from favorable AUV and a $6 million increase in equity earnings from the Worthington Armstrong Joint Venture ("WAVE"). These benefits were partially offset by a $6 million increase in manufacturing costs and a $4 million increase in selling, general and administrative (“SG&A”) expenses. Increased sales volumes and higher operating costs were driven primarily by the acquisitions of 3form and Zahner, which contributed $28 million to the increase in net sales and $5 million to the increase in operating income in the second quarter of 2025 compared to the prior-year period.

Second-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended June 30,
	2025	2024	Change
Net sales	$267.0	$250.2	6.7%
Operating income	$98.4	$81.7	20.4%
Adjusted EBITDA*	$121	$104	15.6%
Operating income margin	36.9%	32.7%	420bps
Adjusted EBITDA margin*	45.2%	41.7%	350bps

Mineral Fiber net sales increased 6.7% in the second quarter of 2025 compared to the prior-year quarter due to $14 million of favorable AUV and $3 million of higher sales volumes, both of which were primarily driven by strong commercial execution and benefits from growth initiatives. The improvement in AUV was driven by both favorable like-for-like price and favorable mix.

Mineral Fiber operating income increased 20.4% year-over-year primarily due to an $8 million benefit from favorable AUV, a $6 million increase in WAVE equity earnings and a $4 million decrease in SG&A expenses.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended June 30,
	2025	2024	Change
Net sales	$157.6	$114.9	37.2%
Operating income	$25.6	$14.2	80.3%
Adjusted EBITDA*	$34	$21	60.7%
Operating income margin	16.2%	12.4%	380bps
Adjusted EBITDA margin*	21.5%	18.4%	310bps

Architectural Specialties net sales increased $43 million in the second quarter of 2025, driven primarily by a $28 million increase from the 2024 acquisitions of 3form and Zahner, in addition to increased organic net sales driven by strengthening broad-based penetration throughout our specialty product categories.

Architectural Specialties operating income increased 80.3% in the second quarter of 2025, driven by operating leverage and improved custom project margins on strong organic growth, in addition to contributions from the acquisitions of 3form and Zahner. The benefit from higher net sales was partially offset by a $4 million increase in manufacturing costs and a $7 million increase in SG&A expenses, both of which were primarily attributable to the 2024 acquisitions.

Unallocated Corporate

Unallocated Corporate operating loss was $1 million in the second quarter of 2025 and 2024.

Cash Flow

Year-to-date cash flows from operating activities in 2025 increased $39 million or 46% in comparison to the prior-year period. The favorable change in operating cash flows was primarily driven by higher cash earnings and an increase in income taxes payable, partially offset by unfavorable timing-related working capital changes. Year-to-date cash flows from investing activities increased $95 million versus the prior-year period, primarily due to cash paid in 2024 for the 3form acquisition.

Share Repurchase Program

During the second quarter of 2025, we repurchased 0.2 million shares of common stock for a total cost of $30 million, excluding the cost of commissions and taxes. As of June 30, 2025, there was $610 million remaining under the Board of Directors' current authorized share repurchase program**.

** In July 2016, our Board of Directors approved our share repurchase program authorizing us to repurchase outstanding shares of common stock (the “Program”). Since inception of the Program, we have been authorized to repurchase up to an aggregate of $1,700 million of our outstanding shares of common stock through December 2026. Since inception and through June 30, 2025, we have repurchased 15.0 million shares under the Program for a total cost of $1,090 million, excluding commissions and taxes, or an average share price of $72.67 per share.

Updating 2025 Outlook

“We delivered strong profitability in the second quarter, highlighted by robust adjusted EBITDA margin expansion in both segments. Given these strong first half results, we are increasing our guidance for all key metrics,” said Chris Calzaretta, AWI Senior Vice President and CFO. “Given continued uncertainty in the macroeconomic backdrop, we remain focused on disciplined cost control and capital allocation. As a result of these efforts, we are well-positioned to deliver strong results for the remainder of the year as we continue to demonstrate the resilience of our business model and create value for our shareholders."

		For the Year Ended December 31, 2025
(Dollar amounts in millions except per-share data)	2024 Actual	Current Guidance			VPY Growth %
Net sales	$1,446	$1,600	to	$1,630	11%	to	13%
Adjusted EBITDA*	$486	$545	to	$560	12%	to	15%
Adjusted diluted net earnings per share*	$6.31	$7.15	to	$7.30	13%	to	16%
Adjusted free cash flow*	$298	$330	to	$345	11%	to	16%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss second-quarter 2025 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrongworldindustries.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including our quarterly report for the quarter ended June 30, 2025, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 160 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.4 billion in revenue in 2024, AWI has approximately 3,700 employees and a manufacturing network of 20 facilities, plus seven facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended June 30, 2025, that the Company expects to file with the SEC today.

Contact

Investors & Media: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Reported Financial Results

(Amounts in millions, except per share data)

SELECTED FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$424.6	$365.1	$807.3	$691.4
Cost of goods sold	248.8	215.8	481.6	417.8
Gross profit	175.8	149.3	325.7	273.6
Selling, general and administrative expenses	84.5	80.6	162.5	146.0
Equity (earnings) from unconsolidated affiliates, net	(31.9)	(26.3)	(58.5)	(53.5)
Operating income	123.2	95.0	221.7	181.1
Interest expense	8.6	11.1	17.1	20.1
Other non-operating (income), net	(0.7)	(3.2)	(1.4)	(6.3)
Earnings before income taxes	115.3	87.1	206.0	167.3
Income tax expense	27.5	21.2	49.1	41.5
Net earnings	$87.8	$65.9	$156.9	$125.8

Diluted net earnings per share of common stock	$2.01	$1.50	$3.59	$2.86
Average number of diluted common shares outstanding	43.7	44.0	43.7	44.0

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net Sales
Mineral Fiber	$267.0	$250.2	$512.1	$489.8
Architectural Specialties	157.6	114.9	295.2	201.6
Total net sales	$424.6	$365.1	$807.3	$691.4

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Segment operating income (loss)
Mineral Fiber	$98.4	$81.7	$182.9	$160.9
Architectural Specialties	25.6	14.2	40.4	21.9
Unallocated Corporate	(0.8)	(0.9)	(1.6)	(1.7)
Total consolidated operating income	$123.2	$95.0	$221.7	$181.1

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	Unaudited
	June 30, 2025	December 31, 2024
Assets
Current assets	$375.6	$348.9
Property, plant and equipment, net	595.1	598.8
Other non-current assets	891.3	895.0
Total assets	$1,862.0	$1,842.7
Liabilities and shareholders’ equity
Current liabilities	$232.9	$249.7
Non-current liabilities	791.3	835.9
Shareholders' equity	837.8	757.1
Total liabilities and shareholders’ equity	$1,862.0	$1,842.7

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Six Months Ended June 30,
	2025	2024
Net earnings	$156.9	$125.8
Other adjustments to reconcile net earnings to net cash provided by operating activities	8.7	3.6
Changes in operating assets and liabilities, net	(43.0)	(45.7)
Net cash provided by operating activities	122.6	83.7
Net cash provided by (used for) investing activities	13.2	(81.4)
Net cash (used for) provided by financing activities	(134.7)	1.1
Effect of exchange rate changes on cash and cash equivalents	0.7	(0.6)
Net increase in cash and cash equivalents	1.8	2.8
Cash and cash equivalents at beginning of year	79.3	70.8
Cash and cash equivalents at end of period	$81.1	$73.6

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. impact of adjustments related to the fair value of inventory, contingent third-party professional fees, changes in the fair value of contingent consideration and deferred compensation accruals for acquisitions). The Company also excludes all acquisition-related intangible amortization from adjusted net earnings and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, the impact of defined benefit plan settlements, gains and losses on sales or impairment of fixed assets, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2025. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our condensed consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow (with further adjustments, when necessary) as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results – Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$425	$365	$807	$691

Net earnings	$88	$66	$157	$126
Add: Income tax expense	28	21	49	42
Earnings before income taxes	$115	$87	$206	$167
Add: Interest/other income and expense, net	8	8	16	14
Operating income	$123	$95	$222	$181
Add: RIP expense (1)	1	1	1	1
Add: Acquisition-related impacts (2)	-	2	-	2
Add: WAVE pension settlement (3)	-	1	-	1
Add: Environmental expense	-	1	-	1
Adjusted operating income	$124	$100	$223	$186
Add: Depreciation and amortization	30	25	60	50
Adjusted EBITDA	$154	$125	$283	$236

Operating income margin	29.0%	26.0%	27.5%	26.2%
Adjusted EBITDA margin	36.3%	34.3%	35.1%	34.1%

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees and changes in fair value of contingent consideration.

(3) Represents the Company's 50% share of WAVE's settlement of their defined benefit pension plan.

Mineral Fiber

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$267	$250	$512	$490

Operating income	$98	$82	$183	$161
Add: Acquisition-related impacts (1)	-	1	-	-
Add: WAVE pension settlement (2)	-	1	-	1
Add: Environmental expense	-	1	-	1
Adjusted operating income	$98	$85	$183	$164
Add: Depreciation and amortization	22	20	43	40
Adjusted EBITDA	$121	$104	$226	$203

Operating income margin	36.9%	32.7%	35.7%	32.9%
Adjusted EBITDA margin	45.2%	41.7%	44.1%	41.5%

(1) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration.

(2) Represents the Company's 50% share of WAVE's settlement of their defined benefit pension plan.

Architectural Specialties

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$158	$115	$295	$202

Operating income	$26	$14	$40	$22
Add: Acquisition-related impacts (1)	-	1	-	1
Adjusted operating income	$26	$15	$40	$23
Add: Depreciation and amortization	8	6	17	10
Adjusted EBITDA	$34	$21	$58	$33

Operating income margin	16.2%	12.4%	13.7%	10.9%
Adjusted EBITDA margin	21.5%	18.4%	19.5%	16.5%

(1) Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees and changes in fair value of contingent consideration.

Unallocated Corporate

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Operating (loss)	$(1)	$(1)	$(2)	$(2)
Add: RIP expense (1)	1	1	1	1
Adjusted operating (loss)	$-	$-	$(1)	$(1)
Add: Depreciation and amortization	-	-	-	-
Adjusted EBITDA	$-	$-	$-	$-

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Consolidated Results – Adjusted Free Cash Flow

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$82	$57	$123	$84
Net cash provided by (used by) investing activities	7	(87)	13	(81)
Net cash provided by (used by) operating and investing activities	$89	$(30)	$136	$2
(Less)/Add: Acquisitions, net of cash acquired and investment in unconsolidated affiliate	(1)	94	(1)	99
Add: Contingent consideration in excess of acquisition-date fair value (1)	-	-	1	-
Add: Arktura deferred compensation (1)	-	-	-	6
(Less): Proceeds from sale of facility (2)	-	(2)	-	(2)
Adjusted Free Cash Flow	$88	$62	$136	$105

(1) Deferred compensation and contingent consideration payments related to acquisitions that were recorded as components of net cash provided by operating activities.

(2) Proceeds related to the sale of Architectural Specialties design center.

Consolidated Results – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2025		2024		2025		2024
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$88	$2.01	$66	$1.50	$157	$3.59	$126	$2.86
Add: Income tax expense	28		21		49		42
Earnings before income taxes	$115		$87		$206		$167
Add: Acquisition-related impacts (1)	-		2		-		2
Add: Acquisition-related amortization (2)	4		3		9		5
Add: WAVE pension settlement (3)	-		1		-		1
Add: Environmental expense	-		1		-		1
Adjusted net earnings before income taxes	$120		$94		$215		$176
(Less): Adjusted income tax expense (4)	(29)		(23)		(51)		(44)
Adjusted net earnings	$91	$2.09	$71	$1.62	$164	$3.76	$132	$3.00
Adjusted diluted EPS change versus prior year		29.0%				25.3%
Diluted shares outstanding		43.7		44.0		43.7		44.0
Effective tax rate		24%		24%		24%		25%

(1) Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees and changes in fair value of contingent consideration.

(2) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(3) Represents the Company's 50% share of WAVE's non-cash accounting loss upon settlement of their defined benefit pension plan.

(4) Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted net earnings before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2025
	Low		High
Net earnings	$300	to	$304
Add: Income tax expense	92		97
Earnings before income taxes	$392	to	$402
Add: Interest expense	34		36
Add: Other non-operating (income), net	(2)		(1)
Operating income	$425	to	$436
Add: RIP expense (1)	2		2
Adjusted operating income	$427	to	$438
Add: Depreciation and amortization	117		122
Adjusted EBITDA	$545	to	$560

(1) RIP expense represents only the plan service cost that is recorded within Operating income. We do not expect to make cash contributions to our RIP.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2025
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$300	$6.93	to	$304	$6.99
Add: Income tax expense	92			97
Earnings before income taxes	$392		to	$402
Add: RIP cost (2)	1			1
Add: Acquisition-related amortization (3)	16			18
Adjusted earnings before income taxes	$410		to	$421
(Less): Adjusted income tax expense (4)	(99)			(103)
Adjusted net earnings	$311	$7.15	to	$318	$7.30

(1) Adjusted diluted EPS guidance for 2025 is calculated based on approximately 43 to 44 million of diluted shares outstanding.

(2) RIP cost represents the entire actuarial net periodic pension cost recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Income tax expense is based on an adjusted effective tax rate of approximately 24%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2025
	Low		High
Net cash provided by operating activities (1)	$322	to	$339
Add: Return of investment from joint venture	108		116
Less: Capital expenditures	(100)		(110)
Adjusted Free Cash Flow	$330	to	$345

(1) Net cash provided by operating activities is based on a normalized cash tax rate including the impact of 2025 tax reform.